ENTREMED, INC.
                      9610 MEDICAL CENTER DRIVE, SUITE 200
                            ROCKVILLE, MARYLAND 20850
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 30, 1997

To the Stockholders:

         Notice is hereby given that the Annual Meeting of the Stockholders of EntreMed, Inc. (the "Company") will be held on June 30, 1997, at 10:00 a.m. local time at the Gaithersburg Marriott Washingtonian Center, 9751 Washington Boulevard, Gaithersburg, Maryland 20878. The Annual Meeting is called for the following purposes:

         1. To elect a board of eight directors;

         2. To approve and ratify an amendment and restatement to the Company's 1996 Stock Option Plan, as amended and restated, increasing from 516,667 to 1,266,667 the number of shares of Common Stock reserved for issuance;

         3. To consider and act upon proposed amendments to the Certificate of Incorporation to provide for the classification of the Company's Board of Directors into three classes;

         4. To approve and ratify the appointment of Ernst & Young LLP as the independent auditors of the Company; and

         5. To consider and take action upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

         The close of business on May 20, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. The stock transfer books of the Company will not be closed.

         All stockholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

                             By Order of the Board of Directors,

                             John W. Holaday, Ph.D.
                             Chairman, President and Chief Executive Officer

Dated: April 30, 1997

                                 ENTREMED, INC.
                      9610 MEDICAL CENTER DRIVE, SUITE 200
                            ROCKVILLE, MARYLAND 20850
                                 (301) 217-9858
                                   -----------

                                 PROXY STATEMENT

                                   -----------

                         ANNUAL MEETING OF STOCKHOLDERS

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of EntreMed, Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders to be held at the Gaithersburg Marriott Washingtonian Center, 9751 Washington Boulevard, Gaithersburg, Maryland 20878 on June 30, 1997, at 10:00 a.m. and for any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any stockholder giving such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to the Secretary of the Company at the above stated address. Attendance at the Annual Meeting will not have the effect of revoking the proxy unless such written notice is given or the stockholder votes by ballot at the Annual Meeting.

         If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted in favor of the actions described in this Proxy Statement, including the election of the nominees set forth under the caption "Election of Directors", the approval and ratification of an amendment and restatement to the 1996 Stock Option Plan, as amended and restated (the "1996 Plan"), the adoption of certain amendments to the Certificate of Incorporation to provide for the classification of the Company's Board of Directors into three classes and the approval and ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company.

         The approximate date on which this Proxy Statement and the accompanying form of proxy will first be mailed or given to the Company's stockholders is May 23, 1997.

         Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you do attend, you may vote by ballot at the Annual Meeting, thereby cancelling any proxy previously given.

                                VOTING SECURITIES

         Holders of record of shares of Common Stock, par value $.01 per share (the "Shares"), as of the close of business on May 20, 1997, are entitled to notice of and to vote at the Annual Meeting on all matters. On the record date there were issued and outstanding 12,138,869 Shares. Each outstanding Share is entitled to one vote upon all matters to be acted upon at the Annual Meeting. A majority of the outstanding Shares entitled to vote on any matter and represented at the Annual Meeting in person or by proxy shall constitute a quorum.

         Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's Shares will not be voted on such matter. Thus, an abstention from voting on any matter has the same legal effect as a vote "against" the matter, even though the stockholder may interpret such action differently. Except for determining the presence or absence of a quorum for the transaction of business, broker non-votes are not counted for any purpose in determining whether a matter has been approved and, therefore, will have no effect on the vote.

         Assuming a quorum is present, (i) the affirmative vote of a plurality of the Shares so represented and entitled to vote is required to approve Proposal 1, (ii) the affirmative vote of a majority of the Shares so represented and entitled to vote, excluding broker non-votes, is necessary to approve Proposals 2 and 4 and (iii) the affirmative vote of the holders of at least a majority of the outstanding Shares is required to approve Proposal 3. If approved, Proposal 3 will become effective upon the filing with the Secretary of State of the State of Delaware of a Certificate of Amendment to the Certificate of Incorporation of the Company, which filing is expected to occur shortly after the approval, if any, of Proposal 3.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of March 31, 1997, certain information concerning stock ownership of all persons known by the Company to own beneficially 5% or more of the Shares, each director, each executive officer named under "Executive Compensation and Other Matters" and all directors and executive officers of the Company as a group.

                                    Among and
                                    Nature of              Percentage of
                    NAME OF         Beneficial              Outstanding
                STOCKHOLDER (1)    OWNERSHIP(1)             CLASS
                ---------------    ------------             -----
John W. Holaday, Ph.D..............    983,567(2)            7.92%
Carl R. Alving, M.D................    775,235(3)             6.38
Donald S. Brooks...................     45,001(4)             *
Bart Chernow, M.D..................    703,917(3)             5.79
Samuel R. Dunlap, Jr...............    432,567(5)             3.46
Leo Einck, Ph.D....................     42,667(6)             *
Edward R. Gubish, Ph.D.............     83,083(7)             *
Lee F. Meier                            33,334(8)             *
Mark C.M. Randall..................     45,001(9)             *
Leon E. Rosenberg, M.D.............         -(10)             -
Wendell M. Starke..................   282,336(11)             2.31
Bristol-Myers Squibb Company          986,110(12)             7.84
P.O. Box 4000
Princeton, New Jersey 08543........
D.H. Blair Investment Banking Corp. 1,000,000(13)             8.24
44 Wall Street
New York, New York 10005...........
Steve Gorlin                          695,575(14)             5.73
5115 New Peachtree Road
Suite 200
Chamblee, Georgia  30341...........
All executive officers and
   directors of the Company as a
   group (11 persons)..............  3,541,791(15)            26.72




-----------

    *Less than 1%

 (1) Beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally means the power to vote and/or to dispose of the securities regardless of any economic interest therein.

(2) Includes 273,335 shares issuable upon exercise of options and warrants which are currently exercisable and 126,666 shares held by a limited partnership of which Dr. Holaday is the general partner. Does not include 208,334 shares issuable upon exercise of options not exercisable within 60 days.

(3) Includes 15,002 shares issuable upon exercise of options which are currently exercisable.

(4) Includes 45,001 shares issuable upon exercise of options which are currently exercisable.

(5) Includes 364,999 shares issuable upon exercise of options and warrants which are currently exercisable. Does not include 100,000 shares issuable upon exercise of options not exercisable within 60 days.

(6) Includes 41,667 shares issuable upon exercise of options which are currently exercisable. Does not include 61,667 shares issuable upon exercise of options not exercisable within 60 days.

(7) Includes 82,083 shares issuable upon exercise of options which are currently exercisable. Does not include 102,917 shares issuable upon exercise of options not exercisable within 60 days.

(8) Includes shares issuable upon exercise of currently exercisable warrants held by an entity the general partner of which is an entity in which Mr. Meier serves as Managing Director.

(9) Includes 45,001 shares issuable upon exercise of options which are currently exercisable. Does not include 20,000 shares issuable upon exercise of options not exercisable within 60 days.

(10) Does not include shares owned by Bristol-Myers Squibb Company, of which Dr. Rosenberg is the Senior Vice President, Scientific Affairs. Dr. Rosenberg disclaims beneficial ownership of any shares held by Bristol-Myers Squibb.

(11) Includes 88,984 shares issuable upon exercise of options and warrants which are currently exercisable. Does not include 40,761 shares owned by various family members of Mr. Starke, as to which Mr. Starke disclaims beneficial ownership.

(12) Includes 444,444 shares issuable upon exercise of warrants which are currently exercisable.

(13) Excludes (i) 375,666 shares owned by the adult children and grandchildren of J. Morton Davis, the sole stockholder of D.H. Blair Investment Banking Corp. ("Blair") and (ii) 18,000 shares owned by the Vice Chairman of Blair and his children, as to all of which shares Blair disclaims beneficial ownership. Also excludes an aggregate of 1,061,563 shares owned by Steve Gorlin and June Gorlin, Mr. Gorlin's former wife, a portion of which are subject to the Gorlin Pledge (as defined below).

(14) A portion of the shares owned by Mr. Gorlin are pledged to Blair and J. Morton Davis to secure obligations owed by Mr. Gorlin to Blair (the "Gorlin Pledge"). Such shares may be voted by Mr. Gorlin until such time as a default occurs under the Gorlin Pledge or the underlying obligation. Does not include 381,192 shares owned by June Gorlin, as to which Mr. Gorlin disclaims beneficial ownership.

(15) Includes 1,117,659 shares issuable upon exercise of options and warrants which are currently exercisable. Does not include 569,334 shares issuable upon exercise of options not exercisable within 60 days.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         At the Annual Meeting, eight directors will be elected by the stockholders to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify. With the exception of Lee F. Meier, each of the nominees is currently a director of the Company. Management recommends that the persons named below be elected as directors of the Company and it is intended that the accompanying proxy will be voted for the election as directors of the ten persons named below, unless the proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person or persons as shall be designated by management.

         If the amendment to the Certificate of Incorporation to provide for a Classified Board of Directors (see "Proposal 3") is adopted, the Board of Directors will be divided into three classes. This Meeting will be the first election of directors after the amendment which created the Classified Board. Accordingly, at the Meeting, three directors will be elected for a term expiring at the Company's fiscal 1997 Annual Meeting , three directors for terms expiring at the fiscal 1998 Annual Meeting, and two directors for a term expiring at the fiscal 1999 Annual Meeting and, in each case, until their successors are duly elected and qualified. At each Annual Meeting after 1997, directors will be elected to succeed those directors whose terms then expire, and each person so elected will serve for a three-year term.

         If the Amendment to the Certificate of Incorporation is not approved, directors elected at the Meeting will serve one-year terms until the fiscal 1997 Annual Meeting and until their successors are duly elected and qualified.

         The following sets forth the names and ages as of May 20, 1996 of the eight nominees for election to the Board of Directors, their respective principal occupations or employment during the past five years and the period during which each has served as a director of the Company.

                         DIRECTOR              PRINCIPAL OCCUPATION AND
NOMINEE        AGE         SINCE                BUSINESS EXPERIENCE
                                            DURING THE PAST FIVE YEARS
-------        ---       --------           ---------------------------

NOMINEES FOR TERMS EXPIRING IN 2000

John W. Holaday,
Ph.D.          51          1992       Co-founder of the Company and President
                                      and Chief Executive Officer and a director since August 1992 and its Chairman of the Board since November 1995. From May 1989 to August 1992, he was a co-founder of Medicis Pharmaceutical Corp. where he served as Scientific Director, Senior Vice
                                      President for Research and Development and director. From 1968 to 1989, he served at the Walter Reed Army Institute of
                                      Research, where he founded the
                                      Neuropharmacology Branch in 1980. Dr.
                                      Holaday serves as an officer and fellow in several biomedical societies and has authored and edited numerous scientific articles in journals and books. His current academic positions include
                                      Associate Professor of Anesthesiology and
                                      Critical Care Medicine and Senior Lecturer in Medicine at The Johns Hopkins
                                      University of Medicine, Baltimore,
                                      Maryland; Adjunct Professor of
                                      Pharmacology and Psychiatry at the
                                      Uniformed Services University School of
                                      Medicine, Bethesda, Maryland; and Clinical
                                      Assistant Professor of Surgery at the
                                      University of Connecticut Health Center,
                                      Farmington, Connecticut.

Wendell M.
Starke         55         1994        Director of the Company since April 1994.
                                      Mr. Starke is a Chartered Financial
                                      Analyst and a Chartered Investment
                                      Counselor. Mr. Starke was President of
                                      INVESCO Capital Management, Inc. from 1979 to 1991 and has been its Chairman since
                                      1991. In 1992, he became Chairman of
                                      INVESCO, Inc., the parent company of
                                      INVESCO Capital Management and other
                                      INVESCO money management subsidiaries with
                                      1995 year-end assets of over $75 billion under management in the United States. Mr.
                                      Starke also serves as a member of the
                                      Board, Global Chief Investment Officer and
                                      Chairman of the Global Asset Allocation
                                      Committee of INVESCO, PLC, the
                                      London-based parent company of the
                                      worldwide INVESCO organization.

NOMINEES FOR TERMS EXPIRING IN 1999

Bart Chernow,
M.D.           49         1992        Co-founder of the Company and a director
                                      since the Company's inception. Dr. Chernow has served as Physician-in-Chief at Sinai
                                      Hospital of Baltimore since 1990 and as a Professor of Medicine, Anesthesiology and
                                      Critical Care at The Johns Hopkins
                                      University School of Medicine part-time
                                      since 1990. Dr. Chernow is the
                                      Editor-in-Chief of the Journal of Critical
                                      Care Medicine. From 1987 to 1990. Dr.
                                      Chernow was the Director of the Henry K.
                                      Beecher Memorial Research Laboratories and
                                      Attending Physician of Critical Care
                                      (anesthesia) at the Massachusetts General
                                      Hospital, Harvard Medical School, where he also served as an Associate Professor.

                         DIRECTOR              PRINCIPAL OCCUPATION AND
NOMINEE        AGE         SINCE                BUSINESS EXPERIENCE
                                            DURING THE PAST FIVE YEARS
-------        ---       --------           ---------------------------

Samuel R.
Dunlap, Jr.    47         1992        Executive Advisor and a director to the
                                      Company since August 1992. Mr. Dunlap also has (i) served as Chairman of Dunlap &
                                      Partners, Ltd., a financial consulting
                                      firm in Atlanta, Georgia, since October
                                      1988, (ii) served as a director of Credit
                                      Depot Corporation, of which he was a
                                      founder, since December 1986, (iii) served as Vice President of MEDigital, Inc. since
                                      August 1996, (iv) from 1992 through 1996, served as a director to First Pacific
                                      Networks, Inc., a publicly-held
                                      telecommunications company, (v) served as a director and a consultant of Golf
                                      Training Systems, Inc., a public company, from August 1994 until December 1995 and
                                      (vi) served as a director from July 1991 until February 1994 and an Executive
                                      Advisor from July 1991 until November 1994 of Tapistron International, Inc. From
                                      April 1986 until December 1988, Mr. Dunlap served as Executive Vice President and director of CytRx Corporation, a publicly-held pharmaceutical company
                                      ("CytRx") of which he was a founder. Mr.
                                      Dunlap also served as Executive Vice
                                      President of Elan Pharmaceutical Research
                                      Corp., a publicly-held company, from
                                      August 1982 to December 1983 and President and a director of such entity from January
                                      1984 to January 1985.

Mark C.M.
Randall        34         1996        Director of the Company since April 1996.
                                      Since 1985, Mr. Randall has been
                                      associated with Sarasin International
                                      Securities Limited, London, England, a
                                      wholly-owned subsidiary of Bank Sarasin &
                                      Cie, a private bank based in Switzerland, where he has been Director since 1994.

NOMINEES FOR TERMS EXPIRING IN 1998

Donald S.
Brooks         61         1996        Director of the Company since April 1996.
                                      Since July 1993, Mr. Brooks has been a
                                      practicing attorney with the law firm
                                      Carella Byrne Bain Gilfillan Cecchi
                                      Stewart & Olstein, Roseland, New Jersey, which represents the Company on certain matters. Prior thereto, Mr. Brooks was employed by Merck & Co., Inc. for 27 years, most recently, from 1986 to 1993, as Senior Counsel. From 1980 to 1985, Mr.
                                      Brooks served as a U.S. employer delegate to the Chemical Industries Committee
                                      International Labor Organization in
                                      Geneva, Switzerland.

Leon E.
Rosenberg,
M.D.           64         1996        Director of the Company since January
                                      1996. Dr. Rosenberg was named Senior Vice
                                      President, Scientific Affairs of
                                      Bristol-Myers Squibb Company in January
                                      1997. For the previous five and one-half years, he served that company as the President of Bristol-Myers Squibb
                                      Pharmaceutical Research Institute. From
                                      1984 to September 1991, Dr. Rosenberg
                                      served as the dean of the Yale University
                                      School of Medicine. Dr. Rosenberg is a
                                      member of the

                         DIRECTOR              PRINCIPAL OCCUPATION AND
NOMINEE        AGE         SINCE                BUSINESS EXPERIENCE
                                            DURING THE PAST FIVE YEARS
-------        ---       --------           ---------------------------

                                      National Academy of Sciences and serves on the Board of Directors of
                                      Research!America, SEQ Ltd., Somatic
                                      Therapy Corporation, Cadus Pharmaceutical
                                      Corporation and the Whitehead Institute
                                      for Biomedical Research. He is on the
                                      Board of Participants of the Intercompany
                                      Collaboration for AIDS Drug Development
                                      and Chairman of its Scientific Panel.

Lee F. Meier   50         Nominee     Nominee for Director. Since 1984, Mr.
                                      Meier has served as the founder and
                                      Managing Director of Meier Mitchell &
                                      Company, an investment banking firm
                                      specializing in debt and lease financing to emerging growth companies.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINATED DIRECTORS, AND SIGNED PROXIES WHICH ARE RETURNED WILL BE SO VOTED UNLESS OTHERWISE INSTRUCTED ON THE PROXY CARD.

BOARD AND COMMITTEE MEETINGS

         The Board of Directors of the Company held four meetings during the fiscal year ended December 31, 1996 ("fiscal 1996"). Each of the directors, attended at least 75% of the meetings of the Board of Directors and the committees thereof on which such director served, held during fiscal 1996.

         The Board of Directors has three standing committees. These are the Executive Committee, the Audit Committee and the Compensation Committee.

         The Executive Committee acts as a liaison between management and the Board of Directors and is responsible for all matters that arise between regular meetings of the Board of Directors, to the extent permitted by Delaware law. The Executive Committee which currently consists of three directors, Messrs. Holaday, Dunlap and Starke, held seven meetings during fiscal 1996.

         The Audit Committee reviews, with the Company's independent accountants, the scope and timing of their audit services and any other services they are asked to perform, their report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year. The Audit Committee, which currently consists of two directors, Messrs. Brooks and Randall, held one meeting during fiscal 1996.

         The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company and administers the Company's stock option plans. The Compensation Committee, which currently consists of three directors, Messrs.
Brooks, Dunlap and Starke, held two meetings during fiscal 1996.

COMPENSATION OF DIRECTORS

         Directors of the Company receive a fee of $2,000 per in-person meeting attended and are reimbursed for expenses actually incurred in connection with attending such meetings. Directors are also awarded initial grants of non-qualified stock options to purchase 15,000 shares of Common Stock upon joining the Board of Directors and annual grants of non-qualified stock options to purchase 5,000 shares of Common Stock. In addition, each member of the Audit Committee and the Compensation Committee will receive annual grants of non-qualified stock options to purchase 1,000 shares of Common Stock and each member of the Executive Committee will receive annual grants of non-qualified stock options to purchase 5,000 shares of Common Stock. All such automatic grants will be awarded on July 1, 1997. In addition, each director (except for Dr. Rosenberg, who has declined all option grants) received certain option grants in fiscal 1996, as described in "Participation in the Plans" set forth under Proposal 2.

         The Company entered into a three year consulting agreement with Samuel
R. Dunlap commencing January 1, 1996 that provides for annual payments of $90,000.


                    EXECUTIVE COMPENSATION AND OTHER MATTERS

         The following summary compensation table sets forth the aggregate compensation paid or accrued by the Company to the Chief Executive Officer and to executive officers whose annual compensation exceeded $100,000 for fiscal 1996 (collectively, the "named executive officers") for services during the fiscal years ended December 31, 1996 and 1995:

                           SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION
                               -------------------


                                                                                   LONG TERM         ALL OTHER
                                                                                COMPENSATION         COMPEN-
                                      SALARY         BONUS     COMPENSATION         AWARD            SATION
 NAME AND PRINCIPAL POSITION           YEAR           ($)           ($)         OPTION (NO.)           ($)
----------------------------------------------------------------------------------------------------------------------

John W. Holaday, Ph.D.                 1996         250,000       80,000           105,000         18,221(1)
     Chairman, President and Chief     1995         200,000      100,000           270,001         18,369(1)
     Executive Officer

Edward R. Gubish, Ph.D.                1996         140,000       42,000            75,000          5,670(2)
    Vice President, Regulatory         1995         126,600       10,750            70,000          5,818(2)
    and Clinical Development

Leo Einck, Ph.D.                       1996         100,100       21,500            20,000           --
    Vice President,                    1995          91,000       10,750            10,000          5,818(2)
    Extramural Programs

Carol A. Nacy, Ph.D.                   1996         166,083           --                --        190,000(3)
    Former Executive Vice President    1995         175,000       60,750           166,667          --

 John C. Thomas, Jr.                   1996          96,880       21,500            38,000          --
                                       1995          48,220        3,170             6,667          5,818(2)

---------------------------
(1) $12,551 of such amount represents the premiums paid by the Company with respect to a split-dollar life insurance policy on the life of Dr. Holaday. Premiums paid by the Company on such policy are treated as non-interest bearing advances to the insured for the policy. The initial proceeds of any death benefit are required to be used to repay the indebtedness, and the balance of the insurance proceeds are payable as designated by the insured. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" below. The remaining amount represents group health insurance premiums paid on behalf of such officer.

(2) Includes group health insurance premiums paid on behalf of such officer.

(3) Represents the amount accrued during fiscal 1996 pursuant to a consulting arrangement entered into with Dr. Nacy upon her resignation from the Company, which resignation became effective October 30, 1996. The first installment of such amount ($47,500) was paid in fiscal 1996 and the remainder is payable in three equal quarterly installments on February 1, May 1, and August 1, 1997. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" below.

         The following table sets forth certain information with respect to individual grants of stock options and warrants made during the fiscal year ended December 31, 1996 to each of the named executive officers.


                  OPTION AND WARRANT GRANTS IN LAST FISCAL YEAR


                                Individual Grants
                                -----------------

                                                  % of Total                                 POTENTIAL REALIZABLE VALUE
                                                 Options/SARs                                  AT ASSUMED ANNUAL RATES
                                   Options/       Granted to      Exercise                         OF STOCK PRICE
                                     SARs         Employees        or Base      Expiration     APPRECIATION FOR OPTION
             NAME                GRANTED (#)    IN FISCAL YEAR  PRICE ($/SH)       DATE                 TERM
             ----                -----------    --------------  ------------       ----                 ----
                                                                                                5% ($)        10% ($)
                                                                                               ------        -------
John W. Holaday,                       100,000        16.1%          14.00      12/23/06       880,452     2,231,239
   Ph.D. ......................          5,000         .80%          16.25      12/31/06        51,098       129,492
Carol A. Nacy, Ph.D. ..........             --           --             --            --            --            --
Edward R. Gubish, Ph.D. .......         75,000        12.1%          14.00      12/23/06       660,339     1,673,430
Leo Einck, Ph.D................         20,000         3.2%          14.00      12/23/06       176,090       446,248
John C. Thomas, Jr.............         38,000         6.1%          14.00      12/23/06       334,572       847,871

-----------

         The following table sets forth information concerning all option holdings for the fiscal year ended December 31, 1996 for each of the named executive officers:

           AGGREGATED OPTION AND WARRANT/EXERCISES IN LAST FISCAL YEAR
                             AND FY-END OPTION/VALUE

                                                                                               Value of Unexercised
                                    Shares                         Number of Unexercised     In-the-Money Options at
                                   Acquired          Value         Options at FY-End (#)            FY-End ($)
             NAME              ON EXERCISE (#)    REALIZED ($)   EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
             ----              ---------------    ------------   -------------------------  -------------------------
John W. Holaday, Ph.D. .......        --               --             273,335/208,334          2,929,180/1,485,423
Carol A. Nacy, Ph.D...........      15,686          $154,899           170,000/58,203           2,417,500/574,755
Edward R. Gubish, Ph.D. ......        --               --              82,083/102,917            682,601/587,399
Leo Einck, Ph.D. .............        --               --              41,667/61,667             378,337/494,587
John C. Thomas, Jr............        --               --              127,835/28,500            1,579,938/64,125
-----------

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS

         In April 1996, effective as of January 1, 1996, the Company entered into a three-year employment agreement with John W. Holaday, Ph.D., Chairman and Chief Executive Officer of the Company. The agreement provides for an annual base salary of $250,000 per year. The Company may terminate the agreement without cause and, upon such termination, Dr. Holaday will be entitled to receive his base salary through the end of the initial term of the agreement (subject to an offset for salary received from subsequent employment). The agreement contains confidentiality and non-competition provisions.

         The Company is the beneficiary of a $1,000,000 key person life insurance policy on the life of Dr. Holaday. In addition, the Company maintains a $2,000,000 split-dollar life insurance policy on the life of Dr. Holaday at an annual cost of approximately $12,550. Premiums paid by the Company on such policy are treated as non-interest bearing advances to the insured for the policy. The initial proceeds of any death benefit are required to be used to repay the indebtedness, and the balance of the insurance proceeds are payable as designated by the insured.

         Each of the Company's employees has entered into a Proprietary Information and Invention Assignment Agreement providing, among other things, that such employee will not disclose any confidential information or trade secrets in any unauthorized manner and that all inventions of such officer relating to the Company's current or anticipated business during the term of employment become the Company's property.

         Effective October 30, 1996, Carol A. Nacy, Ph.D. resigned her position as Executive Vice President of the Company. In connection therewith, the Company entered into a one-year consulting arrangement providing for annual compensation of $190,000, which amount is payable in four equal quarterly installments beginning November 1, 1996.

         In the event of certain transactions, including those which may result a change in control, as defined under the Company's 1996 Plan, unvested installments of options to purchase Shares of the Company may become immediately exercisable.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the 1934 Act requires the Company's executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file with the S.E.C. initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such executive officers, directors, and greater than 10% beneficial owners are required by S.E.C. regulation to furnish the Company with copies of all Section 16(a) forms filed by such reporting persons.

         Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and greater than 10% beneficial owners were complied with.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 1996, the members of the Compensation Committee were:
Samuel R. , Jr., Wendell M. Starke and Donald S. Brooks.

         The Company has in the past maintained a consulting arrangement with Mr. Dunlap and in January 1996 entered into a new three year consulting agreement with Mr. Dunlap that provides for annual payments of $90,000.

         Donald S. Brooks is of counsel to the law firm Carella Byrne Bain Gilfillan Cecchi Stewart & Olstein, which provides certain legal services to the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION (1)

         The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive compensation and the creation of stockholder value, while at the same time attracting, motivating and retaining senior management. The Compensation Committee's informal executive compensation philosophy (which applies generally to all Company management, including the President and Chief Executive Officer, John W. Holaday, Ph.D.) considers a number of factors, which may include:

o providing levels of compensation competitive with companies at a comparable stage of development and in the Company's geographic area;

o integrating management's compensation with the achievement of performance goals;

o     rewarding above average corporate performance; and

o recognizing and providing incentive for individual initiative and achievement.

         During fiscal 1996, the compensation of senior management was weighted in part toward short-term incentives, including compensation contingent upon the Company achieving certain business and financial objectives. The Compensation Committee also endorses the position that equity ownership by senior management is beneficial in aligning senior management's and stockholders' interest in the enhancement of stockholder value by providing senior management with longer-term incentives. Accordingly, compensation structures for senior management generally include a combination of salary, bonuses and stock options. Specific executive officer base salary and bonus awards are determined with respect to performance during the previous fiscal year, based on a range of measures and internal targets set before the start of each fiscal year and in part by comparison to the compensation of executive officers of comparable biotechnology and pharmaceutical companies. The Compensation Committee considers the Company's performance under these measures and uses its subjective judgment and discretion in approving individual compensation.

-----------
(1) The material in this report is not soliciting material, is not deemed filed with the S.E.C. and is not incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

                      STOCK PRICE PERFORMANCE PRESENTATION

         The following chart compares the cumulative total stockholder return on the Company's Shares with the cumulative total stockholder return of (i) the Nasdaq Market-U.S. Index and (ii) the Hambrecht & Quist Biotechnology Index:

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                              AMONG ENTREMED, INC.
                          NASDAQ MARKET-U.S. INDEX AND
                    HAMBRECHT & QUIST BIOTECHNOLOGY INDEX (1)

                          6/12/9      6/96      7/96       8/96      9/96      10/96     11/96      12/96
                          ------      ----      ----       ----      ----      -----     -----      -----
ENTREMED, INC.             100         100       68         102       108       102       104        108

NASDAQ                     100         96        87         92        99        98        104        104
   MARKET-U.S.
   INDEX

HAMBRECHT &                100         93        89         93        99        98        96         96
   QUIST
   BIOTECHNOLOGY

-------

(1) Assumes $100 invested on June 12, 1996 and assumes dividends reinvested. Measurement points begin with the date of the Company's initial public offering ("IPO") and include the last day of each month beginning with the month in which the IPO occurred, through and including December 31, 1996. The material in this chart is not soliciting material, is not deemed filed with the S.E.C. and is not incorporated by reference in any filing of the Company under the Securities Act of 1993, as amended, (the "1933 Act") or the 1934 Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing. A list of the companies included in the Hambrecht & Quist Biotechnology Index will be furnished by the Company to any stockholder upon written request to the Secretary of the Company.

                              CERTAIN TRANSACTIONS

         The Company entered into a three year consulting agreement with Samuel
R. Dunlap, Jr. commencing January 1, 1996 that provides for annual payments of $90,000. In May 1996 effective August 1995, the Company entered into a termination agreement with Steve Gorlin, a co-founder and former director of the Company, superceding a previous consulting agreement with Mr. Gorlin, that provides for annual payments of $90,000 per year for a three year period.

         Donald S. Brooks is of counsel to the law firm Carella Byrne Bain Gilfillan Cecchi Stewart & Olstein, which provides certain legal services to the Company.

         In April 1995, the Company entered into a sale/leaseback transaction with respect to certain of its equipment with MMC/GATX Partnership No. 1 ("MMC/GATX"). The general partner of MMC/GATX is Meier Mitchell & Company, an entity in which Lee F. Meier, a director nominee, is the founder and Managing Director. During fiscal 1996, the Company paid lease payments to MMC/GATX in the amount of approximately $450,000.

         Option grants for fiscal 1996 to named executive officers are set forth in the table to this Proxy Statement entitled "Option and Warrant Grants in Last Fiscal Year." Certain additional option grants are set forth under the caption "Participation in the Plans" included in this Proxy Statement in the discussion of Proposal 2.


                                   PROPOSAL 2

                        APPROVAL AND RATIFICATION OF THE
                     AMENDMENT TO THE 1996 STOCK OPTION PLAN

         In April 1997, the Board of Directors of the Company adopted an amendment and restatement to the Company's 1996 Stock Option Plan, as amended and restated (the "1996 Plan"), which increases the authorized number of Shares available for option grants pursuant to the 1996 Plan from 516,667 to 1,266,667 (the "1996 Plan Amendment"). The Board of Directors is requesting and recommends to the stockholders ratification and approval of the 1996 Plan Amendment to ensure that an adequate supply of authorized unissued Shares is reserved for issuance for option grants to attract and retain executive personnel, key employees, directors, consultants and advisors and to provide additional incentive by permitting certain individuals to participate in the ownership of the Company.

         Certain other amendments to the 1996 Plan adopted by the Board of Directors in April 1997 were undertaken primarily to make certain non-material revisions as well as to take advantage of recent modifications to Rule 16b-3 ("Rule 16b-3") promulgated under the 1934 Act (the "Board Amendments"). The Board Amendments include provisions (i) permitting certain transfers of non-qualified options, (ii) eliminating certain restrictions regarding the vesting of options to certain officers and directors and (iii) eliminating the vesting requirement for directors' options. Stockholder approval is not required, however, with respect to the Board Amendments.

         The following summary of the 1996 Plan, including the 1996 Plan Amendment and the Board Amendments, is qualified in its entirety by the specific language of the 1996 Plan, which was adopted by the Board of Directors and ratified by the stockholders of the Company in March 1996, amended and restated by the Board of Directors in April 1996, and further amended and restated by the Board of Directors in April 1997. A copy of the 1996 Plan, as amended and restated, is attached as Exhibit A to this Proxy Statement.

         The 1996 Plan, as amended, provides for the grant by the Company of options to purchase up to an aggregate of 1,266,667 shares of the Company's authorized but unissued Common Stock (in each case subject to adjustment in certain cases including stock splits, recapitalizations and reorganizations) to officers, directors, employees, consultants and independent contractors of the Company. The purposes of the Plan are to ensure the retention of existing executive personnel, key employees, directors and consultants of the Company, to attract and retain competent new executive personnel, key employees, directors and consultants and to provide additional incentive to all such persons by permitting them to participate in the ownership of the Company. The 1996 Plan terminates in April 2006.

         The Plan will be administered by the Board of Directors or a committee of the Board of Directors. Options granted under the Plan may be either incentive options or non-qualified options. Incentive options granted under the Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive option granted under the Plan to a stockholder owning more than 10% of the outstanding voting power may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant. To the extent that the aggregate fair market value, as of the date of grant, of the shares for which incentive options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a non-qualified option. Additionally, the aggregate number of shares of Common Stock that may be subject to options granted to any person in a calendar year shall not exceed 25% of the maximum number of shares of Common Stock which may be issued from time to time under the Plan. Options granted under the Plan to officers, directors or employees of the Company generally may be exercised only while the optionee is employed or retained by the Company or within 90 days of the date of termination of the employment relationship or directorship. However, options which are exercisable at the time of termination by reason of death or permanent disability of the optionee may be exercised within 12 months of the date of termination of the employment relationship or directorship. Upon the exercise of an option, payment may be made by cash or by any other means that the Board of Directors or the committee determines.

         Options may be granted only to such employees, officers and directors of, and consultants and advisors to, the Company or any subsidiary of the Company as the Board of Directors or the committee shall select from time to time in its sole discretion, provided that only employees of the Company or a subsidiary of the Company shall be eligible to receive incentive options. As of March 31, 1997, the number of employees, officers and directors of the Company eligible to receive grants under the Plan was approximately 42 persons. The number of consultants and advisors to the Company eligible to receive grants under the Plan is not determinable. An optionee may be granted more than one option under the Plan. The Board of Directors or the committee will, in its discretion, determine (subject to the terms of the Plan) who will be granted options, the time or times at which options shall be granted, the number of shares subject to each option and whether the options are incentive options or non-qualified options. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contributions to the success of the Company and its subsidiaries and such other factors deemed relevant in accomplishing the purposes of the Plan.

         Under the Plan, the optionee has none of the rights of a stockholder with respect to the shares issuable upon the exercise of the option until such shares shall be issued upon such exercise. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date of exercise, except as provided in the Plan. No option may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of decent and distribution or to (i) the spouse, children or grandchildren of the optionee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members,
(iii) a partnership in which such Immediate Family Members are the only partners or (iv) any non-profit charitable organization; provided that (w) the options must be held by the optionee for a period of at least one month prior to transfer, (x) there may be no consideration for any such transfer, (y) the stock option agreement pursuant to which such options are granted must be approved by the Board or the committee and (z) subsequent transfers of transferred options shall be prohibited except under limited circumstances.

         The 1996 Plan provides for the acceleration of exercisability of outstanding options under certain circumstances including certain transactions which may result in changes in control of the Company.

         The Board of Directors may amend or terminate the Plan except that stockholder approval is required if required by Rule 16b-3 or Section 422 of the Code. No action taken by the Board may materially and adversely affect any outstanding option grant without the consent of the optionee.

         Directors' Options. The provisions of the 1996 Plan provide for the automatic grant of non-qualified stock options to purchase shares of Common Stock ("Director Options") to directors of the Company ("Eligible Directors"). Eligible Directors of the Company are granted a Director Option to purchase 15,000 shares of Common Stock on the date such person is first elected or appointed a director (an "Initial Director Option"). Further, on the day immediately following the date of each annual meeting of stockholders, (i) each Eligible Director, other than directors who received an Initial Director Option since the last annual meeting, will receive an automatic grant of a Director Option to purchase 5,000 shares of Common Stock, (ii) each member of any committee of the Board of Directors, other than the Executive Committee, will receive an automatic grant of a Director Option to purchase 1,000 shares of Common Stock and (iii) each member of the Executive Committee of the Board of Directors will receive an automatic grant of a Director Option to purchase 5,000 shares of Common Stock, as long as such director is a member of the Board of Directors. The exercise price for each share subject to a Director Option shall be at least equal to the fair market value of the Common Stock on the date of grant.

         The Company also maintains the 1992 Stock Incentive Plan (the "1992 Plan" and, together with the 1996 Plan, the "Plans"), adopted in December 1992, which provides for the grant by the Company of options to purchase up to an aggregate of 1,233,333 Shares. Through March 31, 1997, options to purchase all of such Shares had been granted and options to purchase 69,956 shares had been exercised.

         As of March 31, 1997, there were outstanding under the 1996 Plan options to purchase 357,967 shares of Common Stock at exercise prices ranging from $14.00 to $16.25 per share. The exercise price of all options was at least equal to the fair market value on the date of grant.

PARTICIPATION IN THE PLANS

         Option grants for fiscal 1996 to named executive officers are set forth in the table to this Proxy Statement entitled "Option Grants in Last Fiscal Year." During fiscal 1996, the Company granted under the Plans options to purchase an aggregate of (i) 313,000 Shares to the Company's current executive officers, including 100,000 and 5,000 Shares exercisable at $14.00 and $16.25, respectively, to John W. Holaday, Ph.D., 75,000 Shares exercisable at $14.00 to Edward R. Gubish, Ph.D., 75,000 Shares exercisable at $14.00 to R. Nelson Campbell, 20,000 Shares exercisable at $14.00 to Leo Einck, Ph.D., and 38,000 Shares exercisable at $14.00 to John C. Thomas, Jr.; (ii) 116,668 Shares to the Company's directors who are not executive officers, including 5,000 Shares exercisable at $16.25 to each of Carl Alving, M.D., Donald S. Brooks, Bart Chernow, M.D., Samuel R. Dunlap, Jr. Mark C.M. Randall and Wendell M. Starke, and 33,334 Shares exercisable at $15.00 per Share to each of Donald S. Brooks and Mark C.M. Randall and 20,000 Shares exercisable at $14.00 to Mark C.M. Randall; and (iii) 191,381 Shares to the Company's employees, including all current officers who are not executive officers. Such options were granted at per Share prices ranging from $9.00 to $16.25. Future grants under the 1996 Plan, other than as disclosed elsewhere herein, have not yet been determined.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT AND RESTATEMENT TO THE 1996 PLAN, AND SIGNED PROXIES WHICH ARE RETURNED WILL BE SO VOTED UNLESS OTHERWISE INSTRUCTED ON THE PROXY CARD.


                                   PROPOSAL 3

                    CLASSIFICATION OF THE BOARD OF DIRECTORS

         The purposes and effects of this proposal are set forth below, followed by a more detailed description of each proposal and how it would operate.

         The Board of Directors has approved a resolution amending the Company's Certificate of Incorporation to provide for a classified Board (the "Classified Board") and to establish procedures for filling vacancies on the Board. The text of the proposed amendment is attached to this Proxy Statement as Exhibit B. The statements made in this Proxy Statement with respect to these amendments should be read in conjunction with and are qualified in their entirety by reference to Exhibit B.

         Proposal 3 would, if adopted, operate to divide the Board into three separate classes of directors, as nearly equal in number as possible, to serve a three year term and until their successors are duly elected and qualified with each class being elected at different annual stockholder meetings. Following the effectiveness of Proposal 1, Class I directors will consist of two directors who will serve for an initial term of three years, Class II directors will consist of three directors who will serve for an initial term of two years, and Class III directors will consist of three directors who will serve for an initial term of one year. For an identification of these nominees see "Proposal 1 -- Election of Directors." At each annual meeting after 1997, directors will be elected to succeed those whose terms then expire and each newly elected director will serve for a three-year term. Proposal 3 would replace the present system of electing all of the directors annually for one-year terms.

         The effect of a Classified Board of Directors may otherwise be circumvented by increasing or decreasing the size of the Board. At present, vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, are required to be filled by a majority vote of the remaining members of the Board, although less than a quorum, and each person so elected serves as a director until a successor is elected by the stockholders. Additionally, the size of the Board may be increased or decreased at any time by the affirmative vote of holders representing a majority of the Company's outstanding voting stock, except that the term of an incumbent director can not be shortened. Proposal 3 provides that the size of the Board may be fixed solely by action of the Board itself, and that any vacancies in the Board of Directors can only be filled by a majority vote of the remaining directors then in office, even though less than a quorum, and each person so elected would serve for the remainder of the full term of the class in which the new directorship was created or the vacancy occurred. If the number of directors constituting the Board is increased or decreased, the resulting number of directors will be apportioned among the three classes so as to make all classes as nearly equal in number as possible, except that the term of any incumbent director may not be shortened. In addition, under the applicable provisions of the Delaware General Corporation Law ("GCL"), as a result of the establishment of a Classified Board, directors may only be removed for cause.

         Adoption of Proposal 3 may have the effect of making it more difficult for stockholders to remove the existing management of the Company and may, therefore, discourage potentially unfriendly bids for shares of the Company. The amendment may also impede assumption of the management of the Company by any other person or entity which, through a takeover bid or otherwise, might obtain a substantial number of shares of Common Stock. Proposal 3 is not being recommended in response to any past problems regarding Board of Director continuity or any specific effort of which the Board of Directors is aware to accumulate the Company's stock or to acquire control of the Company, but rather in recognition that such activities might occur in the future. In considering Proposal 1, stockholders should consider and review the "REASONS FOR PROPOSAL 3" and "POSSIBLE ANTI-TAKEOVER EFFECTS OF THE PROPOSAL 3".

REASONS FOR PROPOSAL 3

         The Board of Directors believes that Proposal 3 will enhance the ability of the Company to carry out long-range plans and goals for the Company's benefit and the benefit of its stockholders. Proposal 3 will promote these long range plans and goals since, if adopted, it would establish a Classified Board, creating directorships for longer terms which expire at different intervals. Although the Company has not experienced difficulties in the past in maintaining continuity of operations and management, the Board of Directors believes that a Classified Board will assist the Company in maintaining this continuity into the future. These provisions should increase the likelihood of continuity and stability in the composition of the Board of Directors and, at the same time, reduce the possibility that a third party could effect or threaten to effect a sudden or surprise change in majority control of the Board of Directors without the support of the incumbent Board. The Board of Directors does not believe that the Company has had any problems in the past with respect to continuity in leadership and policy.

         A Classified Board would also extend the time it would take for a hostile stockholder to obtain control of the Company's Board of Directors, thereby limiting such abusive takeover tactics as two tiered tender offers. Assuming each class of directors is equal in size, even a majority stockholder could not obtain control of the Board until the second annual stockholders meeting after it acquired a majority of the voting stock. During this time, the Board of Directors would have a better opportunity to negotiate with any such majority stockholder to obtain more favorable price and terms in any merger or tender offer. In addition, Proposal 3 will eliminate the ability of the stockholders to dismiss the entire Board of Directors and to increase or decrease the size of the Board, and will, therefore, further promote continuity of operations and management.

POSSIBLE ANTI-TAKEOVER EFFECTS OF THE PROPOSAL

         Proposal 3 is intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arm's length negotiations with the Company's Board of Directors. The Board of Directors believe that the adoption of Proposal 3 will enable the Board of Directors to evaluate the proposal and study alternative proposals in the absence of the coercive atmosphere that might otherwise prevail and without the imminent threat of removal. This ability to evaluate and negotiate will help ensure that the best price is obtained in any acquisition transaction that may ultimately be consummated.

         Proposal 3 cannot, and is not intended to, prevent a purchase of all or a majority of the equity securities of the Company nor are they intended to deter bids or other efforts to acquire such securities. Rather, the Board of Directors believes that Proposal 3 will encourage third parties which may seek to acquire control of the Company to initiate such an acquisition through negotiations directly with the Board of Directors. Therefore, the Board believes that it will be in a better position to protect the interests of all of the stockholders if Proposal 3 is approved. In addition, the stockholders of the Company will have a more meaningful opportunity to evaluate such action.

         Adoption of Proposal 3 may deter certain mergers, tender offers, proxy contests or other future takeover attempts which holders of some or even a majority of the outstanding stock believe to be in their best interests, and may make removal of management more difficult even if such removal would be beneficial in the judgment of many of the stockholders. Not all takeovers or changes in control of the Board of Directors that are proposed and effected without prior consultation and negotiation with the incumbent Board are necessarily detrimental to the Company and its stockholders. However, the Board believes that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals.

         Although Proposal 3 is intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arm's length negotiations with the Board the overall effect of these provisions may be to discourage a third party from making a tender offer for a portion or all of the Company's securities, hostile or otherwise (including an offer at a substantial premium over the then prevailing market value of the Company's Common Stock), or otherwise attempting to obtain a substantial portion of the Common Stock of the Company in order to commence a proxy contest or engage in other takeover-related action, even though some or a majority of the Company's stockholders might believe such actions to be beneficial. If third parties are discouraged from making offers for all or a substantial portion of the Company's Common Stock, the effect may be to dampen demand for, or speculation in, the Company's Common Stock and therefore negatively impact the price of the Common Stock.

         To the extent that any third party potential acquirors are deterred by Proposal 3, such provisions may serve to benefit incumbent management by making it more difficult to remove management, even when the only reason for the proposed change of control or the stockholder action may be the unsatisfactory performance of the present directors. In addition, since Proposal 3 is, in part, designed to discourage accumulating large blocks of the Company's voting securities by purchasers whose objective is to gain control of the Company, their adoption could tend to reduce the temporary fluctuation in the market price of such voting stock that frequently results from such accumulations or attempted accumulations. Accordingly, stockholders could be deprived of certain opportunities to sell their shares at a higher market price.

RELATIONSHIP OF PROPOSAL 3 TO OTHER PROVISIONS

         Existing provisions of the Delaware GCL and the Company's Certificate of Incorporation may be deemed to discourage unsolicited takeover proposals regardless of the adoption or rejection of the Proposals. Although the Company's current Certificate of Incorporation does not contain provisions intended by the Company to have, or to the knowledge of the Board of Directors having, an anti-takeover effect, it currently authorizes the issuance of 27,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The Board has the authority to fix by resolution the designations, powers, preferences, rights, qualifications, limitations or restrictions on the shares of Preferred Stock. This authorized and available Common Stock and Preferred

Stock could (within the limits imposed by applicable law and the rules of the Nasdaq National Market) be issued by the Company and used to discourage a change in control of the Company. For example, the Company could privately place shares with purchasers who might side with the Board of Directors in opposing a hostile takeover. Additionally, the Board could designate a series of Preferred Stock to be issued in connection with a rights plan. In addition, the Company's By-laws currently restrict the calling of a special meeting to the Board of Directors, the President or the Secretary at the request of shareholders of a majority of the voting stock. The provision could make it more difficult for a party to seeking to acquire control to call a meeting for the election of directors or to take other desired corporation action.

         Once a Classified Board is established, the Delaware GCL prohibits stockholders from removing members of a Classified Board without cause before the expiration of their respective terms unless the Certificate of Incorporation specifies otherwise. The Delaware GCL contains a number of other provisions which are designed to strengthen the position of incumbent management in connection with a takeover attempt. For example, Delaware law provides that a corporation has the general power, exercisable by its board of directors, to accept, reject, respond to or take no action in respect of an actual or proposed acquisition, divestiture, tender offer, takeover or other fundamental change. The case law of Delaware has developed special standards for deciding whether to uphold or advocate the actions of incumbent management in the context of takeover proposals.

         The Company is also subject to Section 203 of the Delaware GCL, which provides that a person who acquires fifteen percent (15%) or more of the outstanding voting stock of a Delaware corporation becomes an "interested stockholder". Section 203 prohibits a corporation from engaging in mergers or certain other "business combinations" with an interested stockholder for a period of three (3) years, unless (i) prior to the date the stockholder becomes an interested stockholder, the board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder; or (ii) the interested stockholder is able to acquire ownership of at least eight-five percent (85%) of the outstanding voting stock of the corporation (excluding shares owned by directors of the corporation who are also officers and shares owned by certain employee stock plans) in the same transaction by which the stockholder became an interested stockholder; or (iii) the interested stockholder obtains control of the board of directors, which then approves a business combination which is authorized by a vote of the holders of two-thirds of the outstanding voting stock not held by the interested stockholder.

         The definition of interested stockholder does not include persons whose ownership of voting stock exceeds the fifteen percent (15%) threshold as a result of action taken by the corporation unless that person thereafter acquires additional shares.

         A "business combination" is defined broadly in the Delaware GCL to include any merger or consolidation with the interested stockholder, any merger or consolidation caused by the interested stockholder in which the surviving corporation will not be subject to Delaware law, or the sale, lease, exchange, mortgage, pledge, transfer or other disposition to the interested stockholder of any assets of the corporation having a market value equal to or greater than ten


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
percent (10%) of the aggregate market value of the assets of the corporation. "Business combination" is also defined to include transfers of stock of the corporation or a subsidiary to the interested stockholder (except for transfers in conversion, exchange or pro rata distribution which do not increase the interested stockholder's proportionate ownership of a class or series), or any receipt by the interested stockholder (except proportionately as a stockholder) of any loans, advances, guaranties, pledges or financial benefits.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE CLASSIFICATION OF THE BOARD OF DIRECTORS AND FOR THE ADOPTION OF PROPOSAL 3.


                                   PROPOSAL 4

                        APPROVAL AND RATIFICATION OF THE
                       APPOINTMENT OF INDEPENDENT AUDITORS

         The Management of the Company recommends a vote for the approval and ratification of the appointment of Ernst & Young LLP, Certified Public Accountants, as the Company's independent auditors for the fiscal year ending December 31, 1997. Ernst & Young LLP have been the Company's auditors for the past fiscal year and has no direct or indirect financial interest in the Company. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if he or she desires to do so, and shall be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AND FOR THE ADOPTION OF PROPOSAL 4.


                                     GENERAL

         The Management of the Company does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the meeting. If any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

         The Company will bear the cost of preparing, printing, assembling and mailing the proxy, Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. It is contemplated that brokerage houses will forward the proxy materials to beneficial owners at the request of the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit by telephone proxies without additional compensation. The Company does not expect to pay any compensation for the solicitation of proxies.

         The Company will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1996 (as filed with the S.E.C.) including the financial statements thereto. All such requests should be directed to the Secretary of the Company, John C. Thomas, Jr., EntreMed, Inc., 9610 Medical Center Drive, Suite 200, Rockville, Maryland 20850.


                              STOCKHOLDER PROPOSALS

         The Annual Meeting of Stockholders for the fiscal year ending December 31, 1997 is expected to be held in June 1998. All proposals intended to be presented at the Company's next Annual Meeting of Stockholders must be received at the Company's executive office no later than December 31, 1997, for inclusion in the Proxy Statement and form of proxy related to that meeting.

                          By Order of the Board of Directors,

                          John W. Holaday, Ph.D.
                          Chairman, President and Chief Executive Officer

Dated: April 30, 1997


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